Exhibit 99.1

For immediate release

Primerica’s Board of Directors Elects Joel Babbit as a Board Member

Duluth, GA, August 3, 2011 — Primerica, Inc. (NYSE:PRI) today announced the election of Joel Babbit to the Company’s Board of Directors. Mr. Babbit, age 57, is the Co-Founder and Chief Executive Officer of Mother Nature Network, one of the world’s leading resources for environmental news and information. Prior to launching Mother Nature Network in 2009, Mr. Babbit spent over 20 years in the advertising and public relations industry, creating two of the largest and most awarded advertising agencies in the Southeastern US – Babbit and Reiman (acquired by London-based GGT) and 360 (acquired by WPP’s Grey Global Group). Following the acquisition of 360 by Grey in 2002, Mr. Babbit served as President and Chief Creative Officer for the resulting entity, Grey Atlanta, until 2009. He also previously served as President of WPP’s GCI, which was one of the world’s ten largest public relations firms, and as EVP and General Manager for the New York office of legendary advertising agency Chiat-Day. Following his hometown of Atlanta being awarded the 1996 Summer Olympics, and at the request of Mayor Maynard Jackson, Babbit took a leave of absence from the private sector to serve as Chief Marketing and Communications Officer for the City and as a member of the Mayor’s cabinet during this historic period.

“I am excited to make this announcement today. I’ve known Joel for years and he combines incredible creativity in marketing and public relations, with strong business acumen,” said John A. Addison, Jr., Chairman of Primerica Distribution and Co-CEO of Primerica. “We are very pleased to welcome Joel to the Primerica Board of Directors,” said D. Richard Williams, Chairman of the Board and Co-CEO of Primerica. “He brings a unique entrepreneurial perspective and 35 years of business experience. Joel will be a great asset to the Primerica Board.” Mr. Babbit said, “I am honored to accept the offer to serve on Primerica’s Board and look forward to working with my fellow Board members and Senior Management as Primerica continues to progress as a relatively new public company with a 34-year track record of successfully delivering personal service and quality financial products to the underserved middle-income market.”

Joel graduated with a B.A. in Journalism from The University of Georgia in 1976. He currently serves on the Board of the non-profit Atlanta History Center. He formerly served on numerous Atlanta-based non-profit boards, including the Center for Disease Control Foundation, the Anti-Defamation League, the Jewish Home for the Elderly, the Atlanta Film Festival and the Buckhead Coalition, among others.

Primerica, Inc. (NYSE:PRI), headquartered in Duluth, GA, is a leading distributor of financial products to middle-income families in North America. Primerica representatives assist clients in meeting their needs for term life insurance, mutual funds, loans and other financial products. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing its financial products. Primerica insures approximately 4.3 million lives and more than 2 million clients maintain investment accounts with the company.

Contacts:
Press: Mark Supic: (770)564-6329	Investors: Kathryn Kieser: (770)564-7757
mark.supic@primerica.com